Exhibit 23
Form 11-K for 2020
File No. 1-8610

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-189789) of our report dated June 28, 2021, relating to the statements of net assets available for benefits as of December 31, 2020 and 2019, the statement of changes in net assets available for benefits for the year ended December 31, 2020, and the supplemental schedules of delinquent participant contributions for the year ended December 31, 2020, and assets (held at end of year) as of December 31, 2020, of the AT&T Retirement Savings Plan, which appears in this Annual Report on Form 11-K of the AT&T Retirement Savings Plan for the year ended December 31, 2020.

/s/ BKD, LLP
San Antonio, Texas
June 28, 2021